                          ACTUARIAL CONSENT AND OPINION

Jan. 2, 2007


RiverSource Life Insurance Company
(previously American Enterprise Life Insurance Company)
70100 Ameriprise Financial Center
Minneapolis, Minnesota  55474

Ladies and Gentlemen:

This opinion is furnished in connection with the Initial Registration Statement (Registration Statement) by RiverSource Life Insurance Company (previously American Enterprise Life Insurance Company) for the filing of the RiverSource Signature Variable Universal Life, a flexible premium variable life insurance policy ("the Policy"). The prospectus and Statement of Additional Information included on Form N-6 in the Registration Statement describe the Policy.

I have reviewed the forms of the Policy and I have participated in the preparation and review of the Registration Statement and exhibits attached hereto. In my opinion, the illustrations of cash surrender values, policy values, death benefits and/or any other values included in the section of the prospectus entitled "Policy Illustrations," under the assumptions stated in that section, are consistent with the provisions of the Policy.

The rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser of the Policy with different assumptions. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policy are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very Truly Yours,


/s/ Mark Gorham
-------------------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development